EXHIBIT 10(c)



This ADDENDUM TO LEASE made and entered into this  5th day of  March, 1998,

BY AND BETWEEN:

CENTRAL TOY MANUFACTURING INC., a body politic and corporate, duly incorporated under the laws of the Province of Quebec, having its head office and principal place of business at 2350 de la Province, in the City of Longueuil, Quebec, Canada, herein represented by David Litner, its Vice President, duly authorized as he so declares.

(hereinafter the "Lessor")

AND:

HASBRO CANADA INC., a body politic and corporate, duly incorporated under the laws of Canada, having its head office and principal place of business at 2350 de la Province, in the City of Longueuil, Quebec, Canada, herein represented by Harold P. Gordon, its Executive Vice President, duly authorized as he so declares.

(hereinafter the "Lessee")

WHEREAS the Lessee (then known as Hasbro Industries (Canada) Ltd.) and the Lessor have entered into an indenture and agreement of lease on December 23, 1976, as amended on October 30, 1977 and as renewed in accordance with the terms thereof (the "1976 Lease"), with respect to a certain building comprising an area of ONE HUNDRED AND TWENTY-FOUR THOUSAND EIGHT HUNDRED square feet (124,800 sq. ft.), consisting of an office area of THREE THOUSAND EIGHT HUNDRED AND FORTY square feet (3,840 sq. ft.) and a manufacturing area OF ONE HUNDRED AND TWENTY THOUSAND NINE HUNDRED AND SIXTY square feet (120,960 sq. ft.), and the parcel of land on which the said building is located, more specifically, that certain lot of land situated at 2350 rue de la Province, in the City of Longueuil, District of Montreal, Province of Quebec (the "124800 Building");

WHEREAS the Lessor and the Lessee have entered into an indenture and agreement of lease on May 1, 1987 (the "1987 Lease"), with respect to a certain building comprising an area of EIGHTY-EIGHT THOUSAND AND FIFTY-FOUR square feet (88,054 sq. ft.), located at 2350 de la Province, in the City of Longueuil, District of Montreal, Province of Quebec (the "88054 Building");

WHEREAS the Lessor and the Lessee have entered into an addendum to the 1987 lease on May 1, 1987 (the "1987 Addendum") with respect to the rental of certain undeveloped land adjacent and contiguous to the 88054 Building, said land being comprised of two sections, the first section totaling ONE HUNDRED AND EIGHTY-ONE THOUSAND ONE HUNDRED FORTY-THREE AND SEVENTY-FIVE ONE HUNDREDTHS square feet (181,143.75 sq. ft.), and the second section totaling THIRTY THOUSAND SEVEN HUNDRED THIRTY-SEVEN AND SIXTY-EIGHT ONE HUNDREDTHS square feet (30,737.68 sq. ft.), aggregating in the amount of TWO HUNDRED ELEVEN THOUSAND EIGHT HUNDRED EIGHTY-ONE AND FORTY-THREE ONE HUNDREDTHS square feet (211,881.43 sq.ft.) (the "Land") (the 124800 Building, the 88054 Building and the Land being hereinafter collectively referred to as the "Leased Premises");

WHEREAS as of February 1, 1998, the Lessor's indebtedness secured by hypothecs encumbering the Leased Premises was as follows:

            Creditor                   Loan Number     Amount Outstanding
            --------                   -----------     ------------------

  Manufacturers Life Insurance Co.       733086           $1,710,111.45

  Standard Life Assurance Co.             12543               10,761.13

WHEREAS  on or before April 1, 1998, Lessor will completely repay Loan #
12543;

WHEREAS on or before April 1, 1998, the amount outstanding under Loan # 733086 as hereinabove mentioned shall be repaid in part with all then available cash of Lessor, which was estimated to be approximately $115,000 as of February 1, 1998, net of i) all costs, fees and expenses incurred by the Lessor in relation to entering into a new loan with another third party creditor, the whole in accordance with Section 6 hereof and ii) the amount of the pay-out of Loan # 12543, and all associated costs, fees and expenses, including those incurred with respect of the discharge and release of all accessory hypothecs;
WHEREAS the Lessor and the Lessee wish to agree on financing of the Leased Premises, as defined hereunder, from the date hereof up and until January 31, 2003;

AND WHEREAS the Lessor and the Lessee wish to amend and extend the 1976 Lease and the 1987 Lease, as amended by the 1987 Addendum (collectively, the "Leases"), upon such terms and conditions as set forth below in this Addendum to Lease.

NOW, THEREFORE, THE ADDENDUM WITNESSETH AS FOLLOWS:

1. Preamble. The preamble hereinabove shall be deemed an integral part of this Addendum as if recited herein at length.

2. Term. The term of the 1976 Lease is hereby extended for a period of three (3) years and one (1) month commencing as of January 1, 1998 and ending on January 31, 2001, under the same terms and conditions as set forth therein, save and except as provided for in this Addendum. The term of the 1987 Lease is hereby extended for a period of three (3) years and nine months commencing as of May 1, 1997 and ending on January 31, 2001, under the same terms and conditions as set forth therein, save and except as provided for in this Addendum.

3.   Rent.  Rent payable under the 1976 Lease shall continue to 	be
     $213,408 year. Rent payable under the 1987 Lease shall continue to be $323,598.48 per year. Rent payable under the 1987 Addendum shall continue to be $42,376.29 per year.

4. Option to Extend. The Lessee shall have the right to further extend the term hereinbefore stated of the Leases for the following three (3) consecutive three-year terms: (i) February 1, 2001 to January 31, 2004, (ii) February 1, 2004 to January 31, 2007, and (iii) February 1, 2007 to January 31, 2010, all of which, up and until January 31, 2010, upon the same terms and conditions as those found in the relevant Leases, mutatis mutandis, save for rent, which shall be at fair market rental, determined in accordance with this Section 4.

     (a) In order to exercise any said extension option, the Lessee shall give written notice to the Lessor at least six (6) months prior to the expiry of the then current term, of its intention to extend the term for a further three (3) years. The date of the giving of such notice shall be hereinafter referred to as the "Exercise Date".

     (b) Following the Exercise Date, Lessor and Lessee shall in good faith attempt to agree on the fair market rental. If Lessee and Lessor are unable to agree upon such fair market rental, then within fifteen (15) days of the Exercise Date, Lessee and Lessor shall jointly appoint a real estate appraisal firm based in Montreal with at least five (5) years experience in appraising commercial real estate (an "Appraiser") to determine such fair market rental. Lessee and the Lessor agree that the Appraiser in making its appraisal of the fair market rental shall take into account the terms of the Leases, including the triple net nature thereof, the condition of the Leased Premises, the rent payable for premises similar to the Leased Premises having regard to the nature, location and usage of the Leased Premises and all other appropriate factors. The fair market rental shall be determined by such Appraiser within ninety (90) days of the Exercise Date.

     (c) If Lessor and Lessee cannot jointly agree on an Appraiser, then within twenty (20) days of the Exercise Date, each shall appoint an Appraiser. Both appraisals shall be completed and delivered
          simultaneously to Lessor and Lessee on the   fiftieth (50th) day
          following the Exercise Date. If the higher appraisal is less than 5% greater than the lower appraisal, then the fair market rental shall be the average of both appraisals. If the higher appraisal is more than 5% greater than the lower appraisal, then within sixty-five (65) days following the Exercise Date, the Appraisers shall jointly select another Appraiser to make an additional appraisal of the fair market rental, which shall be completed and delivered to Lessor and Lessee within ninety (90) days following the Exercise Date. In this last case, fair market rental shall be the average of the two closest appraisals.

     (d) Each party shall bear the cost of the Appraiser selected solely by such party. All costs of any Appraisers jointly selected by Lessor and Lessee shall be borne equally by Lessor and Lessee. The fair market rental determined by (i) the sole jointly elected Appraiser in accordance with Section 4(b) or (ii) by averaging certain appraisals pursuant to Section 4(c) shall be final and binding on Lessor and Lessee with respect to the three year renewal term in question.

5. Sale of the Property. For the duration of the term or any extension thereof, the Lessor shall be entitled to sell the land and the buildings which together make up the Leased Premises only as a whole and not separately, subject to the following:

     (a)	Right of  First Refusal.
          -----------------------
          If Lessor receives a genuine bona fide written offer (the "Third Party Offer") from an unrelated bona fide third party (the "Third Party") for the whole of the Leased Premises price, and the Third Party Offer is acceptable to the Lessor, then the Lessor shall first offer to sell (the "Offer") the Leased Premises to the Lessee on the same terms and conditions as those contained in the Third Party Offer. The Offer shall be sent to the Lessee and shall be open for acceptance for ten (10) business days (the "Offer Period") from the date of receipt of the Third Party Offer by the Lessee. If the Lessee fails to accept the Offer within the Offer Period, then the Lessor shall be free for a period of sixty (60) days from the end of the Offer Period to sell all (but not less than all) of the Leased Premises to the Third Party on the same terms and conditions provided in the Third Party Offer, it being understood, however, that, should the ultimately negotiated sale price be lower than the one submitted in the Offer (other than as a result of normal closing adjustments), the Lessee shall be notified of such occurrence by the Lessor at least five (5) business days before entering in the deed of sale, and should the Lessee so notify the Lessor within such period, the Lessor shall not sell the Leased Premises without again following and being subject to the provisions of this Section 5 by presenting a new Offer, taking into account the said ultimately negotiated price. If no sale to the Third Party takes place within the applicable sixty (60) day period, then the Lessor shall not sell the Leased Premises without again following and being subject to the provisions of this Section 5.

     (b)  Lapse of First Refusal Right.
          ----------------------------
          Should the Lessee fail to give written notice to the Lessor of its intention to extend the term for a further three (3) years in accordance with the provisions of Section 4 hereof, the above-mentioned right of first refusal shall lapse concurrently with the said option to extend. Notwithstanding the foregoing, should the procedure under the first refusal right hereunder have been initiated prior to any such right lapsing or prior to the termination of the Leases, the terms of subsection 5 a) shall remain in full force and effect until said procedure has been completed.

     (c)  Breach of First Refusal Right by Lessee.
          ---------------------------------------
          If the Lessee accepts the Offer during the Offer Period, but does not complete the purchase transaction within 60 days from the date when all of the conditions (other than conditions totally within the control of Lessee) to the Third Party Offer are satisfied as a result of a breach of Lessee's obligations under the Third Party Offer as accepted by Lessee, the Lessor shall be entitled to seek specific performance of the Lessee's obligations under the Offer as accepted by Lessee and the Lessee shall be liable to the Lessor for all losses, damages, and expenses (including broker and legal fees) suffered or incurred by the Lessor as a result of the Lessee's breach.

6. Financing of the Leased Premises. Lessee has obtained a binding financing commitment from a third party creditor for anew loan on commercially reasonable market terms, including market interest rate, secured by a first-ranking hypothec on the Leased Premises, for a term not exceeding five years and in an amount not greater than the then outstanding balance of Loan # 733086 after reduction of the balance of said loan by Lessor with all available cash as above provided. The Lessor shall consent to enter into such deeds of loan and hypothecs that shall be contemplated by said financing commitment in accordance with the above. The Lessor shall be solely responsible to pay all costs, fees and expenses customarily borne by a borrower in commercial
     mortgage transactions.   Lessee represents that it has not incurred
     any costs, and Lessor shall not be responsible to pay Lessee for its efforts, in arranging such new loan on behalf of Lessor.

     Upon request by Lessor's third party creditor, Lessee shall subordinate the Leases to such third party creditor's security; provided, that, upon request by Lessee, such third party creditor shall deliver to Lessee non-disturbance agreements such that if the third party creditor becomes the owner and/or administrator of the Leased Premises the Leases shall be respected so long as Lessee is not in default (with the benefit of any grace or cure periods) pursuant to the provisions of the Leases.

     In the event that (a) the closing of the financing contemplated by the binding financing commitment received by the Lessor pursuant to this Section does not occur by April 1, 1998 because of a default by the third party creditor or by Lessee, then upon demand of payment issued to the Lessor by the creditor under the terms of Loan #733086 or (b) such new loan shall terminate prior to January 31, 2003 (and shall not have been renewed to at least January 31, 2003), Lessee shall be responsible to advance, on behalf of the shareholders of the Lessor other than the Estate of Merrill Hassenfeld, which is a 25% shareholder of Lessor, sufficient funds to the Lessor to provide for the repayment of 75% of the then outstanding loan and, if the Leases shall have terminated, the payment of 75% of all expenses incurred for the operation and maintenance of the Leased Premises, including taxes, but excluding any depreciation and/or amortization. It is understood that the funds for the repayment of the remaining 25% of said then outstanding loan and the payment of the remaining 25% of said expenses shall be advanced to the Lessor by the Estate of Merrill Hassenfeld.

     Lessee's obligation to advance sufficient funds to Lessor in accordance with the above shall never extend further than five years from February 1, 1998, and any and all funds so advanced by Lessee shall be reimbursed to Lessee by Lessor on or before January 31, 2003, which reimbursement shall be secured by a first ranking hypothec on the Leased Premises in favour of Lessee, the whole on terms similar to those found in the hypothec that shall then encumber the property mutatis mutandis.

     No shareholder on behalf of which the Lessee shall advance funds to the Lessor in accordance with the above shall be liable personally for reimbursements of funds so advanced by Lessee to the Lessor, Lessee's sole security in respect thereto being the above-mentioned hypothec granted to the Lessee.

     Notwithstanding the fact that financing of the Leased Premises after expiry of the term of Loan # 733086 be effected through renewal of the existing loan, new third party loan or Lessee's advances, Lessor, in all cases, shall bind and oblige itself to commit all funds received as income from the Leased Premises, net of any expenses incurred by the Lessor for the purpose of operation and maintenance of the Leased Premises, including taxes but excluding any depreciation and/or amortization, to repay said loan or Lessee's advances in respect thereof, as the case may be.

     If, by August 1, 2000, Lessee shall fail to give Lessor notice of exercise of its option to extend the Lease pursuant to Section 4 of this Addendum, Lessor shall promptly proceed to attempt to sell or lease the Leased Premises to a third party. If Lessor shall enter into a lease with a third party, Lessor shall promptly either renew or extend the then existing loan or obtain a new loan with a third party creditor. The proceeds of any sale or other alienation of, or any loan obtained with respect to, the Leased Premises shall be applied first to pay any and all outstanding advances made by Lessee to Lessor. In addition, upon the closing of such sale or other alienation or such new, renewed or extended loan, all of Lessee's obligations to make advances hereunder shall terminate.

7. Counterparts. This agreement may be executed in any number of counterparts, each of which once executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

8.   Notices.  Any notice or communication required or permitted to be
     given hereunder shall be in writing and shall be 	delivered by hand or
     by registered mail to the offices of the other party at the address hereinbefore mentioned or at any other address within the Province of Quebec that either party may so notify to the other party hereto.

9. Governing Law. This agreement shall be governed by and interpreted and construed in accordance with the laws in force of the Province of Quebec and the laws of Canada applicable therein. All references to dollars in this agreement are references to Canadian dollars.

10. Language. The parties have specifically requested that the present agreement be written in the English language. Les parties aux presentes ont exige que la presente soit ecrite en langue anglaise.


IN WITNESS WHEREOF, the parties hereto have executed this Addendum on the date and at the place first hereinabove written.


                              CENTRAL TOY MANUFACTURING INC.



                              Per: /s/ David Litner
                                   --------------------
                                   David Litner
                                   Vice President


                              HASBRO CANADA INC.



                              Per: /s/ Harold P. Gordon
                                   --------------------
                                   Harold P. Gordon
                                   Executive Vice President